Exhibit 5.1

[Letterhead of Rhoads & Sinon LLP]

June 1, 2009

Re: Opinion and Consent of Rhoads & Sinon LLP

Board of Directors

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Ladies and Gentlemen:

Reference is made to your Registration Statement on Form S-8, which is to be filed with the Securities and Exchange Commission regarding the registration of 168,105 shares of common stock, no par value per share (the “Common Stock”), of Tower Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the Company’s assumption of the Graystone Financial Corp. 2007 Stock Incentive Plan (the “Plan”).

We have examined the Company’s Articles of Incorporation and By-laws and all amendments thereto, and certain resolutions of the Board of Directors of the Company relevant to our opinion.

Based upon the foregoing, and upon the examination of such other documents as we have deemed necessary to express the opinions hereinafter set forth, we are of the opinion that:

1. The Company is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania; and

2. The shares of Company Common Stock to be registered will, when issued pursuant to and in accordance with the applicable Plan, be duly authorized, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/S/ RHOADS & SINON LLP